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Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Post-Effective Amendment No. 4 to Registration Statement No. 333-117881 of Shuffle Master, Inc. on Form S-3 and in Registration Statements of Shuffle Master, Inc. on Form S-3 (No. 333-117830) and on Form S-8 (Nos. 33-88124, 33-88180, 333-09623, 333-39060, 333-39064, 333-39290, 333-61588, 333-101444, 333-100716, 333-104659, 333-117909, and 333-117910) of our reports dated February 21, 2006, relating to the financial statements and internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company's internal control over financial reporting because of a material weakness) appearing in this Annual Report on Form 10-K of Shuffle Master, Inc. for the year ended October 31, 2005.

/s/ Deloitte & Touche LLP

Las Vegas, Nevada
February 21, 2006

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  Exhibit 23